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                                                                   EXHIBIT 23.02


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


      We have issued our report dated April 14, 2005, accompanying the financial statements included in this Amendment No. 1 on Form 10-KSB/A of LecTec Corporation for the year ended December 31, 2004. We hereby consent to the incorporation by reference of said report in the Registration Statements of LecTec Corporation on Form S-3 (File No. 333-40183, effective November 17, 1997) and Forms S-8 (File No. 33-121780, effective April 21, 1987, File No. 33-45931, effective February 21, 1992, File No. 333-46283, effective February 13, 1998, File No. 333-46289, effective February 13, 1998, File No. 333-72569, effective February 18, 1999, File No. 333-72571, effective February 18, 1999 and File No. 333-68920, effective September 4, 2001).

/s/ GRANT THORNTON LLP


Minneapolis, Minnesota
November 14, 2005

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